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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| Templeton       James               M.     | Fresh Foods, Inc. (NASDAQ: FOOD)             |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [X] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [ ] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
| P.O. Box 399                               |    (Voluntary)          |  January 2000      |              below)                  |
|                                            |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| Claremont     North Carolina       28610   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  |(A) or| Price |                    |   (I)       |   ship   |
|                     |                   |       |      |            |(D)   |       |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |      |       |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|------|-------|--------------------|-------------|----------|
|Common Stock         |    1-04-00        |P(1)   |      |     500    |  A   |$4.3125|                    |      I      |By S & D  |
|                     |                   |       |      |            |      |       |                    |             |Land      |
|                     |                   |       |      |            |      |       |                    |             |Company   |
|---------------------|-------------------|-------|------|------------|------|-------|--------------------|-------------|----------|
|Common Stock         |    1-25-00        |P(2)   |      |     500    |  A   |$4.3125|       8,850        |      I      |By S & D  |
|                     |                   |       |      |            |      |       |                    |             |Land      |
|                     |                   |       |      |            |      |       |                    |             |Company   |
|---------------------|-------------------|-------|------|------------|------|-------|--------------------|-------------|----------|
|                     |                   |       |      |            |      |       |      42,443        |      D      |          |
|---------------------|-------------------|-------|------|------------|------|-------|--------------------|-------------|----------|
|                     |                   |       |      |            |      |       |     134,996(3)     |      I      |By Herth  |
|                     |                   |       |      |            |      |       |                    |             |Manage-   |
|                     |                   |       |      |            |      |       |                    |             |ment, Inc.|
|---------------------|-------------------|-------|------|------------|------|-------|--------------------|-------------|----------|
|                     |                   |       |      |            |      |       |                    |             |          |
|---------------------|-------------------|-------|------|------------|------|-------|--------------------|-------------|----------|
|                     |                   |       |      |            |      |       |                    |             |          |
|---------------------|-------------------|-------|------|------------|------|-------|--------------------|-------------|----------|
|                     |                   |       |      |            |      |       |                    |             |          |
|---------------------|-------------------|-------|------|------------|------|-------|--------------------|-------------|----------|
|                     |                   |       |      |            |      |       |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:
(1) Consists of 500 shares of Common Stock purchased by S & D Land Company, LLC, of which the Reporting Person was a 25% owner at the time of purchase. Pursuant to Rule 16a-1 of the Securities Exchange Act of 1934, this filing shall not be deemed an admission that the Reporting Person is the beneficial owner of any such equity securities.
(2) Consists of 500 shares of Common Stock purchased by S & D Land Company, LLC, of which the Reporting Person was a 25% owner at the time of purchase. Pursuant to Rule 16a-1 of the Securities Exchange Act of 1934, this filing shall not be deemed an admission that the Reporting Person is the beneficial owner of any such equity securities.
(3) The Reporting Person is an 11% owner of Herth Management, Inc. which owns 1,227,235 shares of common stock. Beneficial ownership of other than a pro rata interest in the shares owned of record by Herth Management, Inc. is disclaimed by the
    Reporting Person.


(*) Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ James M. Templeton             6/29/2000
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      Signature of Reporting Person(*)   Date

Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)